SPECIAL MEETING OF SHAREHOLDERS PRINCOR TAX-EXEMPT BOND FUND, INC. HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis               10,250,402            159,467
    Ehrle               10,255,818            154,051
    Ferguson            10,256,316            153,552
    Gilbert             10,244,841            165,028
    Griswell            10,246,748            163,121
    Jones               10,256,836            153,032
    Keller              10,230,697            179,172
    Lukavsky            10,193,986            215,883
    Peebler             10,206,188            203,680

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         10,088,348           26,665                294,856

3.Approval of name change to Principal Tax-Exempt Bond Fund, Inc.

          In Favor            Opposed               Abstain

          9,815,496           342,276               252,096

4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

          9,528,058           518,484               362,326